Exhibit 10.13

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is entered into effective as of August 7, 2023 between AQUA METALS, INC., a Delaware corporation (“Company”) and Benjamin Taecker (“Employee”) (collectively, the “Parties,” and individually, a “Party”), and constitutes an amendment and restatement to that certain Executive Employment Agreement dated August 9, 2021, by and between the Company and Employee, as amended to date (the “Prior Agreement”). Effective as of the Effective Date, this Agreement hereby supersedes, replaces, amends, and restates the Prior Agreement.

RECITALS

WHEREAS, the Company and Employee entered into the Prior Agreement and now wish to continue their employment relationship on the following terms and conditions;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein, the Parties agree as follows:

1.      TERM. Employee acknowledges that he is not employed for a specific term but is an at-will employee who may resign at any time, with or without notice. Likewise, the Company may terminate the Employee’s employment at any time, with or without notice, and with or without cause or reason.

2.        POSITION, DUTIES, AND OBLIGATIONS.

2.1    General. Company hereby employs Employee in accordance with the terms of this Agreement; the Third Amended and Restated Bylaws of the Company, as further amended from time to time (“Bylaws”); all the policies and procedures set forth in the Company’s employee handbook as in effect as of the date of this Agreement, and as it may be modified or amended in the future (“Employee Handbook”); and any other Company policies or procedures currently in effect or subsequently implemented.

2.2    Title and Duties. Employee shall be employed hereunder as Chief Engineering and Operating Officer of the Company. In such position, Employee shall serve as the principal engineering and operating officer of the Company and the Company has the absolute right to assign Employee new or different job duties as deemed appropriate by the Company.

2.3    Work Location. Employee shall provide his services hereunder from the Company’s headquarters in Reno, Nevada and shall travel to the Company’s facilities in McCarran, Nevada as required, and may occasionally be required to travel on Company business.

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2.4     Employee’s Obligations. Employee covenants and agrees, as a condition of accepting or continuing employment with the Company, to all the terms and conditions in the operative Employee Handbook executed by Employee and all Company policies, procedures, and other agreements now in existence or hereafter implemented, including, without limitation, the duty to:

(a)    Comply with all Company policies and procedures as set forth in the Employee Handbook, policy and procedure manuals, safety manuals, and other sources (as amended from time to time);

(b)    Devote his full time and attention to meet the requirements set forth in the job description, the objectives or duties of which may change in the Company’s discretion;

(c)      Follow the direction and recommendations of the Board;

(d)    Refrain from investing in any direct competitor of the Company, except that Employee may at any time own beneficially up to one (1%) of the stock of any competing corporation whose securities are listed on a national securities exchange or regularly traded in the national over-the-counter-market;

(e)    Observe and comply at all times with the provisions of the Company’s insider trading policy (as amended, from time to time) and with every rule of law and every regulation in force in relation to dealings in stock, shares, debentures or other securities of the Company (including in relation to unpublished price sensitive information affecting such securities), in whatever jurisdiction, and to observe and comply with all laws and regulations of any stock exchange, market or dealing system in which such dealings take place; and

(f)    Refrain from directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, which would be in competition with the Company, or which would prevent Employee from rendering the agreed services to Company during the tenure of his employment.

3.       COMPENSATION.

3.1     Salary. The Employee will be paid an annual salary of $273,000.00, less state and federal withholding and authorized deductions (“Salary”), on a bi-weekly basis (or according to the Company’s customary payroll practices in effect at the time). The Employee’s Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Employee’s Salary. However, the Employee’s Salary may not be decreased without the Employee’s consent, other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives.

3.2       Annual Performance-Based Bonuses.

3.2.1    Except as otherwise stated herein, Employee shall be eligible to receive annual performance-based short-term incentive bonuses (each a “STIP Bonus”) of up to 50% of his then-current Salary, based upon achievement of specific performance milestones (“Milestones”) established by the Compensation Committee of the Board (“Committee”) in advance and at its discretion. The STIP Bonus shall be paid, at the Company’s option, in cash or restricted stock units (“RSUs”) under the Plan.

3.2.2    Except as otherwise stated herein, Employee shall be eligible to receive annual performance-based long-term incentive bonuses (each a “LTIP Bonus”) of up to 100% of his then-current Salary, based upon achievement of Milestones established by the Committee in advance and at its discretion. The LTIP Bonus shall be paid in RSUs under the Plan.

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3.2.3    Each RSU shall entitle the Employee to receive one (1) share of the Company’s $0.001 par value common stock (“Common Stock”) based on satisfaction of the Milestones. Upon the Committee’s determination of the satisfaction of the relevant Milestones for any annual STIP or LTIP Bonus, and the amount of STIP Bonus and LTIP Bonus earned, the Committee shall cause the Company to provide the Employee with an award of cash or RSUs, or a combination of both, in the case of the STIP Bonus and RSUs in the case of the LTIP Bonus. The number of RSUs to be awarded to the Employee shall be the dollar value of the STIP Bonus or LTIP Bomus to be paid in RSUs divided by the Fair Market Value (as such term is defined in the Plan) of one share of Common Stock as of the award date.

3.3    Benefits. Employee shall be entitled to the insurance and employee benefits set forth in the Employee Handbook and such other benefits that are made available generally to senior management of the Company (“Benefits”). The Company does not warrant that it will continue to offer the same or similar medical insurance benefits or other related Benefits in the future and reserves the right to modify, reduce, or eliminate benefits at its sole discretion subject to applicable law.

3.4     Expenses. The Employee is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred in connection with the performance of his duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3.5    Withholding. The Company has the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. Further, the Employee shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to any Incentive Awards. If the Employee shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Employee any federal, state or local taxes of any kind required by law to be withheld with respect to any such Incentive Award.

3.6    Incentive Compensation Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any (a) incentive-based compensation paid to Employee for meeting a financial reporting measure that is based on or derived from financial information or (b) other compensation paid to Employee under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or NASDAQ listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or NASDAQ listing requirement).

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3.7    Section 409A. It is intended that any amounts payable under this Agreement (including Section 3 and Section 5.4) and the Company’s and Employee’s exercise of authority or discretion hereunder shall be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) , including the Treasury Regulations and other published guidance relating thereto (collectively, “Code Section 409A”), so as not to subject Employee to the payment of any interest or additional tax imposed under Code Section 409A. This Agreement shall be interpreted on a basis consistent with such intent. If any payments or benefits provided to Employee by the Company, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Code Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

3.7.1    For payments and benefits triggered by termination of employment, reference to Employee’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Employee’s “separation from service” from the Company (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) in tandem with the termination of his employment with the Company.

3.7.2    If Employee is deemed on the date of his “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the first day of the seventh month following the date of his “separation from service” and (ii) the date of his death. The Delayed Payments shall be paid to Employee in a lump sum promptly following the date set forth in the preceding sentence. Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by the Company constitute a breach of the Company’s obligations to Employee.

3.7.3    Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

3.7.4    Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

3.7.5    If the 60 day period following Employee’s “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments subject to Code Section 409A that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump-sum upon the later of (i) January 1 of the calendar year following the calendar year in which Employee’s “separation from service” occurs, and (ii) the date when the payment of severance payments would otherwise begin hereunder.

3.7.6    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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3.7.7    To the extent that any reimbursement or in-kind benefits are Subject Payments: (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

3.7.8    If an amendment of this Agreement is necessary in order for it to comply with Code Section 409A, Employee and the Company agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties hereto to the extent reasonably possible.

3.8    Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accountant chosen by the Company (the “Accountant”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section.

4.   PROTECTION/NON-DISCLOSURE OF COMPANY CONFIDENTIAL INFORMATION AND TRADE SECRETS. Employee acknowledges having entered into that certain Confidential Information, Non-Disclosure, and Trade Secrets Agreement attached hereto as Exhibit A to this Agreement (“Confidentiality Agreement”) dated March 4, 2020 with the Company. Employee covenants and agrees to strictly comply with the terms of Confidentiality Agreement during the term of this Agreement and following the termination of his employment with the Company, as provided for in the Confidentiality Agreement.

5.       TERMINATION. In accordance with Section 1, either party may terminate the employment relationship and this Agreement at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Employee’s employment. Notwithstanding the foregoing, the Company shall entitled to terminate the Agreement for Cause immediately upon delivery of written notice.

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5.1    Final Pay and Expenses. Upon the termination of employment, the Company shall pay Employee all Salary and unreimbursed expenses due through the date on which employment terminates.

5.2    Resignation of all Other Positions. Upon termination of employment, Employee shall be deemed to have resigned from all positions that the Employee holds as an officer, employee, or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.3    Return of Property. Upon termination of employment, Employee shall return all Company’s property such as cell phones, laptops, or other tangible and intangible property including, without limitation, customer lists, manuals, contract forms, documents or any other tangible or intangible documents or information used by the Company in the Employee’s possession at the time of termination, in a manner consistent with Company policy.

5.4     Severance on Termination

5.4.1    Absent a Change in Control. In addition to payments under Section 5.1 and subject to Section 5.4.3, if Employee’s employment is terminated, either (i) by the Company (other than for Cause, Disability, or death), or (ii) by the Employee for Good Reason, then the Employee (or his estate or personal representative), shall be entitled to (a) equal installment payments of Employee’s then-current Salary, less all federal and state withholding, for a period of 12 months, payable in accordance with the Company's normal payroll practices; (b) the Company’s payment or reimbursement of Employee’s Benefits in effect at the time of the Notice of Termination for a period of 12 months; and (c) a pro-rata percentage of Employee’s STIP Bonus and LTIP Bonus, assuming the satisfaction of all Milestones, as contemplated by Section 3.2 for the calendar year in which the termination takes place, calculated based on the number of days of the calendar year that Employee was employed, and payable in accordance with the Company’s normal practice for the payment of such bonuses.

5.4.2    Following a Change in Control. In addition to payments under Section 5.1 and subject to Section 5.4.3, if Employee’s employment is terminated during the Protected Period following a Change in Control, either (i) by the Company (other than for Cause, Disability or death), or (ii) by the Employee for Good Reason:

5.4.2.1    the Employee (or his estate or personal representative): shall be entitled to (a) equal installment payments of Employee’s then-current Salary, less all federal and state withholding, for a period of 18 months, payable in accordance with the Company's normal payroll practices; (b) the Company’s payment or reimbursement of Employee’s Benefits in effect at the time of the Notice of Termination for a period of 18 months; and (c) Employee’s entire STIP Bonus and LTIP Bonus, assuming the satsfaction of all Milestones, as contemplated by Section 3.2 for the calendar year in which the termination takes place, multiplied by 1.5, and payable in accordance with the Company’s normal practice for the payment of such bonuses.

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5.4.2.2    all outstanding and unvested Incentive Awards held by Employee as of the Date of Termnation shall vest in full; provided however, if an outstanding Incentive Award is subject to Code Section 409A, the acceleration of vesting will not change the time or form of payment in a manner that would violate Code Section 409A; if an outstanding Incentive Award is exempt from Code Section 409A, the Incentive Award will be administered in a manner that retains such exemption or otherwise complies with Code Section 409A. Any outstanding Incentive Awards held by the Employee as of the Date of Termination shall remain exercisable and subject to termination as provided in the Plan.

5.4.3     Conditions to Receiving Severance. The receipt of any severance pursuant to this Section is subject to: (a) Employee timely signing and not revoking prior to the expiration of any revocation rights afforded to Employee by applicable law a customary separation agreement and general release of claims in a form determined by and acceptable to the Company in its reasonable discretion (“Release Agreement”) and (b) Employee’s continued compliance with any obligations to the Company that survive termination of his employment, including the Confidentiality Agreement. The Company shall provide Employee with the Release Agreement on or around the Date of Termination, and Employee must deliver the executed Release Agreement to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after receipt of the Release Agreement, failing which Employee will forfeit all rights to any portion of the severance provided pursuant to this Section. No severance will be paid or provided unless and until the Release Agreement becomes effective.

6.        MISCELLANEOUS.

6.1    Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by electronic mail directed to the party to be notified at the address or electronic mail address indicated for such party:

If to Employee:	Benjamin Taecker
505 Tranquil Dr. Sparks, NV 89441 Email: ben_taecker@hotmail.com

If to Company:	Aqua Metals, Inc.
5370 Kietzke Ln #201 Reno, Nevada 89511 Attn: Judd Merrill Email: judd.merrill@aquametals.com or at such other address or electronic mail address as such party may designate by written notice to the other party hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of electronic mail.

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6.2    Successors and Assigns. This Agreement shall inure to the benefit of, and be binding on Employee, his heirs, executors, and administrators and on the Company, its successors and assigns. This Agreement may be assigned at any time by Company to any related corporation or a successor corporation. In the event of such an assignment, the assignee corporation to which the Agreement is assigned shall automatically be substituted for the assignor Company for all intentions and purposes and to the same extent as if this assignee were the Company that had originally executed this Agreement. This is a personal contract and the Employee cannot assign or transfer all or any portion of the contract, except that in the event of the Employee’s death, the compensation due and owing the Employee can be paid in accordance with any assignment of death benefits.

6.3    Waiver. The waiver by either party of a default or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.

6.4    Modifications. The provisions of this Agreement shall constitute the entire agreement between the parties, with respect to the specific terms set forth herein, and may only be modified by an agreement in writing signed by the party against whom enforcement is sought. Modifications to this Agreement do not change or alter the at-will status of the Employee.

6.5    Construction of Agreement. This Agreement shall be construed consistently with the terms and conditions of all other Company policies and procedures, which are referenced in this Agreement. If there is any conflict with the terms of this Agreement and Company policy or procedure, this Agreement shall control, to the maximum extent permitted by law.

6.6    Entire Agreement. Except as otherwise provided herein, this Agreement contains all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof, and supersedes any prior employment agreements (and amendments thereto) between the Employee and the Company, including without limitation, the Prior Agreement, the Change-of-Control Severance Agreement, dated April 15, 2019, and the Change-of-Control Severance Agreement, dated August 9, 2021. This Agreement will be interpreted independently of and does not modify or supersede any and all agreements executed by Employee pertaining to Incentive Awards (including but not limited to the Plan). Nothing in this Agreement shall be deemed to modify or supersede the Confidentiality Agreement or that certain Indemnification Agreement dated August 9, 2021 between Employee and the Company.

6.7    Attorneys’ Fees. The prevailing party in any action brought to enforce this Agreement may recover reasonable attorneys’ fees and costs including all costs and fees incurred in the preparation, trial and appeal of an action brought to enforce this Agreement.

6.8    Applicable Law. It is the intent of the parties that all provisions of this Agreement be enforced to the fullest extent permissible under the law and public policy of the state of Nevada.

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6.9    Arbitration. The Parties hereby agree to waive their right to have any dispute, controversy, or claim (“Claim”) between them resolved in a court of law by a judge or jury, and agree that any and all Claims arising out of the terms and/or enforcement of this Agreement (excluding any Claim(s) that, as a matter of law, the Parties cannot be compelled to arbitrate under applicable federal, state, or local law) shall be subject to binding, individual arbitration enforceable under and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), to the exclusion of any state law inconsistent with the FAA, in Reno, Nevada before AAA, pursuant to the AAA Employment Arbitration Rules & Procedures, which (i) the Parties can obtain on the AAA website (https://www.adr.org/employment), and (ii) are incorporated herein by reference. The Parties intend and agree that (i) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) each Party agrees, to the fullest extent permitted under the law, that it will not assert class action or representative action Claims against the other Party in arbitration or otherwise; and (iii) the Parties shall only submit their own, individual Claims in arbitration and will not seek to represent the interests of any other person. The Company will pay all costs unique to arbitration, including the arbitrator’s fees and AAA administrative costs. The Parties are entitled to conduct adequate discovery in accordance with AAA Rules and the arbitrator shall have the authority to determine what constitutes adequate discovery. Neither Party shall be denied the right to file a pleading challenge or motion for summary disposition of a particular claim or issue. The arbitrator’s decision must be in a written reasoned opinion containing the arbitrator’s findings of fact and conclusions of law. Resolution of all disputes shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may award only remedies that would have applied had the case been heard in court. Judgment may be entered on the arbitrator’s decision in any court with jurisdiction. The arbitrator may grant injunctions and other relief in Claims subject to arbitration pursuant to this Agreement. Notwithstanding the foregoing, either Party may seek injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their Claim relating to this Agreement and any agreements incorporated herein by reference. The decision of the arbitrator shall be final, conclusive, and binding on the Parties. The Parties agree that that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

6.10    Severability. If any section is determined by a court of law to be unenforceable, that section shall be severed from the Agreement and the balance of the Agreement shall be enforced according to its terms.

6.11    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement, including but not limited to Employee’s obligations with respect to the Confidentiality Agreement.

7.       DEFINITIONS.Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:

7.1     “Cause” has the meaning given to it in Section 2.3 of the Plan.

7.2     “Change in Control” has the meaning given to it in Section 2.4 of the Plan.

7.3    “Date of Termination” means the date the Employee’s employment is terminated by the Company without Cause or by the Employee with Good Reason, provided such termination constitutes a separation from service as defined in Section 409A of the U.S. Internal Revenue Code.

7.4     “Disability” has the meaning given to it in Section 2.8 of the Plan.

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7.5    “Good Reason” means the continued occurrence of any of the following conditions without Employee’s consent after the Employee has given the Company written notice of such condition within thirty (30) days following the initial existence of the condition, and the Company has failed to cure such condition within thirty (30) days of the date it received notice of the condition: (i) a material reduction by the Company in the Employee’s then-current Salary (other than as permitted by Section 3.1); (ii) a material, adverse change in the Employee’s duties, authority, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law), taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement, and unless such change in duties, authority, or responsibilities occurs in connection with Employee’s engagement in any action or any inaction that would otherwise enable the Company to terminate the Employee for Cause; or (iii) the unilateral relocation of the Employee’s principal location for performing services more than fifty (50) miles from the Employee’s work location. If the Employee does not terminate employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

7.6     “Incentive Award” has the meaning given to it in Section 2.13 of the Plan.

7.7    “Notice of Termination” refers to the date that either party provides notice to the other of their intention to terminate the Agreement and employment relationship.

7.8    “Plan” refers to the Company’s 2019 Stock Incentive Plan, as it may be amended from time to time, or any successor equity incentive plan.

7.9    “Protected Period” means the 12-month period immediately following a Change in Control.

8.       EMPLOYEE CERTIFICATION. Employee hereby certifies that he has had an adequate opportunity to review and understands all the terms and conditions of this Agreement, and that he has had the opportunity to ask questions and consult with an attorney of his choosing before signing this Agreement.

[Signatures on next page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

EMPLOYEE

/s/ Benjamin Taecker
Benjamin Taecker

COMPANY
Aqua Metals, Inc.,
A Delaware corporation

By:	/s/ Stephen Cotton
Stephen Cotton,
Chief Executive Officer

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